Exhibit 4.15

WARRANT CANCELLATION
AND STOCK ISSUANCE AGREEMENT

This WARRANT CANCELLATION AND STOCK ISSUANCE AGREEMENT (this “Agreement”) is made and entered into as of December 22, 2015 (the “Effective Date”), by and among Praesidian Capital Opportunity Fund III, LP, a Delaware limited partnership (“Fund III”), Praesidian Capital Opportunity Fund III-A, LP, a Delaware limited partnership (“Fund III-A”, together with Fund III, the “Praesidian Funds”), and Meridian Waste Solutions, Inc., a New York corporation (f.k.a., Brooklyn Cheesecake & Desserts Company, Inc.) (“Meridian”).

RECITALS

WHEREAS, pursuant to that certain Warrant, dated as of August 6, 2015, by and among Fund III and Meridian, and that other certain Warrant, dated as of August 6, 2015, by and among Fund III-A and Meridian (collectively, the “Warrant Agreements”) Meridian granted to Praesidian Funds certain warrants (the “Warrants”) to subscribe for and purchase interests collectively in the amount of one million, two hundred ninety-three thousand, twenty two (1,293,022) shares of the common stock of Meridian, par value $0.025 per share (the “Common Stock”); and

WHEREAS, the Warrant Agreements and Warrants were entered into in connection with that certain Note and Warrant Purchase and Security Agreement, dated as of the same date as the Warrant, by and among the Company, the Praesidian Funds, and certain other parties thereto (the “Note Agreement”) and certain loans made by Praesidian Funds to Meridian; and

WHEREAS, the loans underlying the Note Agreement are being paid off in advance; and

WHEREAS, in connection with the payoff of the Note Agreement, the parties desire to cancel the Warrant Agreements, and in exchange for agreeing to terminate its rights under the Warrant Agreements, Praesidian Funds shall receive a collective sum of one million, six hundred thousand (1,600,000) shares of Common Stock issued by Meridian.

AGREEMENT

In consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Cancellation of Warrant.  Praesidian Funds hereby agrees, subject to payment of the Cancellation Consideration (as defined below), that the Warrants and all rights and obligations of Praesidian Funds thereunder, and the Warrant Agreements and all rights and obligations of Praesidian Funds thereunder, shall be cancelled and terminated in their entirety and be of no further force and effect.  In exchange for the obligation of Meridian to deliver to Praesidian Funds the Cancellation Consideration, Praesidian Funds hereby irrevocably waives all of its rights to exercise the Warrants and all of its rights under the Warrant Agreements and hereby transfers all of its rights, title and interest in and to the Warrants and the Warrant Agreements to Meridian, free and clear of any liens or other encumbrances.  Upon payment of the Cancellation Consideration, Meridian shall, within its corporate books, record the Warrants as cancelled and all rights and obligations of the parties thereunder shall terminate and be of no further force and effect.

2.           Issuance of Stock.  In consideration for Praesidian Funds cancelling the Warrants and waiving its rights and obligations under the Warrant Agreements as provided in the immediately preceding sentence, Meridian shall (a) cause Praesidian Funds to be issued on and as of the Effective Date, the sum of one million, six hundred thousand (1,600,000) shares to be divided between the Praesidian Funds as indicated on Schedule A, and such shares shall be subject to the terms and conditions contained in this Agreement (the “Cancellation Shares”) and (b) pay by wire transfer in immediately available funds to an account(s) designated by the Praesidian Funds an amount in cash equal to $150,000 (the “Cancellation Cash” and, together with the Cancellation Shares, the “Cancellation Consideration”).

3.           Representations and Warranties of Meridian.  Meridian hereby represents and warrants to Praesidian Funds that as of the Effective Date:

(a)           Meridian has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  The execution and delivery by Meridian of this Agreement, the performance by Meridian of its obligations hereunder, and the consummation by Meridian of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Meridian.  This Agreement is duly and validly executed and delivered by Meridian and, assuming the due authorization, execution and delivery hereof by Praesidian Funds, constitutes a valid and binding obligation of Meridian, enforceable against Meridian in accordance with its terms.

(b)           The execution, delivery and performance by Meridian of this Agreement and the consummation of the transactions contemplated hereby (with or without the giving of notice, lapse of time or both):  (i) will not conflict with any provision of the certificate of incorporation, bylaws or any other organizational documents of Meridian; (ii) will not conflict with in any respect, violate, result in a breach of, or constitute a default under any law, rule, regulation or order to which Meridian is bound; (iii) do not require the consent of any governmental authority or any other person or entity under any governmental permit, authorization or license or any contract or agreement to which Meridian is a party or by which it or its assets are bound; (iv) will not conflict with in any respect, constitute grounds for termination of, result in a breach of, constitute a default under, give rise to any third party’s right(s) of first refusal or similar right in respect of or adversely affect the rights or obligations of any party under, or accelerate or permit the acceleration of any performance required by the terms of any such permit, authorization, license, contract or agreement; or (v) result in the creation or imposition of any lien or encumbrance of any kind against or upon any asset of Meridian.

(c)           Meridian is a New York corporation, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted.

(d)           The Cancellation Shares, when issued and delivered in accordance with the terms set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under Meridian’s corporate charter or bylaws and applicable federal and state securities laws.

(e)   The authorized capital stock of Meridian consists of 75,000,000 Common
Shares, 51 shares of Preferred Series A, 71,210  shares of Preferred Series B and 4,928,739 shares of Blank Check Preferred Stock.  As of the date hereof, there are 51 Preferred Shares A shares issued and outstanding; 71,210 Preferred Shares B shares issued and outstanding; 4,928,739 Blank Check Preferred Stock shares issued and outstanding and 17,918,650 Common Shares issued and outstanding.  Meridian has no other class or series of authorized, issued or outstanding shares of capital stock.

There are 9,321,893 shares of Common Stock issuable upon conversion or exchange of all options, rights, warrants, calls, or other outstanding securities exchangeable for capital stock of Meridian, including, without limitation, shares issuable pursuant to that certain Purchase Warrant for Common Shares dated as of the date hereof, issued in connection with that certain Credit and Guaranty Agreement of even date herewith (the “Credit Agreement”) by and among Meridian, its subsidiary and those certain lenders (such warrant, together with any replacement warrants or additional warrants issued in connection with the Credit Agreement, the “Lender Warrant”).

4.           Preemptive and Registration Rights.  Meridian hereby agrees:

(a)           From the Effective Date until the fourth anniversary thereof, so long as Praesidian Funds owns at least 2% of the issued and outstanding Common Stock, in the event that Meridian proposes to undertake an issuance of capital stock (“New Securities”) (other than New Securities issued in a transaction or transactions that is / are not an equity securities financing not exceeding in the aggregate 10% of the shares of Common Stock issued and outstanding as of the date of this Agreement on a fully diluted basis), Meridian shall give each of the Praesidian Funds written notice of its intention, describing the New Securities and the price and general terms upon which Meridian proposes to issue the same.  Each of the Praesidian Funds shall have ten (10) days from the date any such notice is given to agree to purchase all or any part of its pro rata share of such New Securities (based on its ownership of the issued and outstanding Common Stock) for the price and upon the terms specified in such notice by giving written notice to Meridian and stating therein the quantity of New Securities to be purchased.

(b)           In the event that either of the Praesidian Funds fails to exercise in full its preemptive right within such ten (10) day period, Meridian shall have one hundred eighty (180) days thereafter to sell the New Securities with respect to which any such Praesidian Funds’ preemptive rights were not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in Meridian’s notice.  In the event the Meridian has not sold the New Securities within such one hundred eighty (180) day period or changes the price and/or terms to those more favorable to the purchasers, the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Praesidian Funds in the manner provided above.

(c)    In the event, and for so long as, the Praesidian Funds own ten percent (10%) or greater of Common Stock, then Meridian shall provide Praesidian Funds with registration rights substantially similar to those provided for under Section 6 of the Warrant Agreements; provided, however, that notwithstanding anything to the contrary set forth herein or in such Section 6 of the Warrant Agreements, holders of the Lender Warrant and the Praesidian Funds shall have pari passu rights on piggyback registrations.

(d) For the avoidance of doubt, notwithstanding anything to the contrary herein, the provisions of this Section 4 shall not apply to the Lender Warrant and neither the Lender Warrant nor the common shares issuable upon exercise thereof will be deemed New Securities.

5.           Assignment.  This Agreement shall be freely assignable by Praesidian Funds to any of its affiliates.

6.           Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures on each counterpart were upon the same instrument.  Facsimile signatures or signatures received as a pdf attachment to electronic media shall be treated as original signatures for all purposes hereunder.

7.           Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware (without regard to the choice of law provisions thereof).

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MERIDIAN WASTE SOLUTIONS, INC.

By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Chief Executive Officer

Consented and agreed:

PRAESIDIAN CAPITAL OPPORTUNITY FUND III

By:	/s/ Jason Drattel
Name: Jason Drattel
Title: Managing Partner

PRAESIDIAN CAPITAL OPPORTUNITY FUND III-A

By:	/s/ Jason Drattel
Name: Jason Drattel
Title: Managing Partner

SCHEDULE A

Entity	Cancellation Consideration Shares
Praesidian Capital Opportunity Fund III	1,153,052
Praesidian Capital Opportunity Fund III-A	446,948